Third Quarter 2007 Financial and Operational Results
Oklahoma City, Oklahoma, December 3, 2007 — SandRidge Energy, Inc (NYSE: SD) today announced financial and operational results for the third quarter of 2007. The highlights of the quarter were:
•	Income available to common stockholders of $11.6 million ($0.11 per share) versus $4.9 million ($0.07 per share) in third quarter 2006

•	Natural gas and crude oil production of 16.1 Bcfe, up 478% compared to 2006 production of 2.8 Bcfe

•	Operating cash flow (a non-GAAP calculation reconciled below) was $73.3 million, up 151% from third quarter 2006; Adjusted EBITDA was $102.6 million, up 189% from third quarter 2006

•	Total proved reserves at quarter end were 1.272 Tcfe, up 8% from second quarter (1.174 Tcfe) and 27% from year-end 2006 (1.002 Tcfe)
For the third quarter of 2007, SandRidge reported income available to common stockholders of $11.6 million ($0.11 per share fully diluted). This is a 137% increase from third quarter 2006 of $4.9 million ($0.07 per share fully diluted). Operating cash flow (a non-GAAP calculation reconciled below) was $73.3 million, which is up from $29.2 million in 2006, a 151% gain. Earnings before interest, taxes, depreciation, amortization and other non-cash items (“Adjusted EBITDA”) (a non-GAAP calculation reconciled below) were $102.6 million, as compared to $35.5 million for third quarter 2006. The keys to the expansion of the 2007 period relative to the same period in 2006 were the acquisition of National Energy Group, Inc. (“NEG”) in November 2006, and our drilling program in the West Texas Overthrust (“WTO”). In November 2007, subsequent to the end of the quarter, we successfully completed our initial public offering, which raised $795 million, net to the company.
“We are pleased with the financial and operational performance in the third quarter as well as our initial public offering in November,” stated Tom L. Ward, Chairman and CEO of SandRidge Energy. “We continue to see improvement in our drilling of West Texas Overthrust wells, the production expansion is meeting our goals and we are no longer experiencing curtailments of our sweet gas due to bottlenecks in our midstream operations. Our daily average production rose 478% in third quarter 2007 versus third quarter 2006; for the first nine months of 2007, daily average production rose 502% versus the same period in 2006.”
Income available to common stockholders for the nine months of 2007 was $5.4 million ($0.05 per share fully diluted). This was a decline relative to the first nine months of 2006 of $18.9 million ($0.26 per share fully diluted). The decline was a result of increased intercompany eliminations, interest expense, and more shares outstanding. Operating cash flow was $186.4 million, up from $65.6 million in 2006, an increase of 184%. Adjusted EBITDA for the first nine months of 2007 was $259.7 million. This represents a gain of 249% versus $74.4 million in the first nine months of 2006.
Total proved reserves for SandRidge as of September 30, 2007 were 1.272 Tcfe. This was an 8% increase from June 30, 2007 proved reserves of 1.174 Tcfe, and a 27% increase from year-end 2006 proved reserves of 1.002 Tcfe. The third quarter 2007 proved reserves were internally estimated and have not been reviewed by third-party engineers. The strength in the third quarter additions came substantially from performance revisions and extensions and discoveries. Drilling finding costs were $2.27 per Mcfe for the third quarter and $1.77 per Mcfe for the first nine months of 2007. The all-in finding costs, which include drilling, acquisitions, land, and seismic costs, were $2.86 per Mcfe for the third quarter and $2.24 per Mcfe for the first nine months of 2007.
Operating Highlights

	Three Months Ended		Nine Months Ended
	September 30, 2007		September 30, 2007
	2007	2006	2007	2006
Production:
Natural gas (Mmcf)	12,856	2,637	35,148	6,856
Crude oil (MBbl)	535	24	1,441	70
Natural gas equivalent (Mmcfe)	16,067	2,780	43,793	7,275
Daily Production (Mmcfe)	175	30	160	27

Average price per unit:
Realized natural gas price per Mcf — as reported	$5.99	$6.23	$6.56	$6.14
Realized impact of derivatives per Mcf	1.55	5.38	0.55	2.07

Net realized price per Mcf	$7.54	$11.61	$7.11	$8.21

Realized crude oil price per Bbl — as reported	$67.57	$59.76	$61.67	$61.89
Realized impact of derivatives per Bbl	—	—	—	—

Net realized price per Bbl	$67.57	$59.76	$61.67	$61.89

Net price per Mcfe	$8.28	$11.52	$7.73	$8.33

Average cost per Mcfe:
Lease Operating	$1.79	$2.86	$1.77	$2.97
Production Taxes	0.27	0.38	0.28	0.35
General and administrative:
General and administrative	1.10	2.90	0.93	3.28
Stock-based compensation	0.17	1.32	0.11	1.12
DD&A — natural gas and crude oil	2.81	2.18	2.65	1.92

Lease Operating Cost by Region per Mcfe:
Offshore operations	3.06	—	3.17	—
Tertiary recovery operations	12.80	9.84	12.10	13.99
Excluding Offshore and Tertiary recovery	1.55	2.62	1.50	2.67
Third Quarter 2007 Operational Results
Revenue. Total revenue increased 71% to $153.6 million for the three months ended September 30, 2007 from $89.7 million in the same period in 2006. This increase was due to a $94.9 million increase in natural gas and oil sales and was partially offset by lower revenues in our drilling and oil field services, midstream gas services, and other segments.
Total natural gas and crude oil revenues increased $94.9 million to $113.1 million for the three months ended September 30, 2007 compared to $18.2 million for the same period in 2006, primarily as a result of an increase in natural gas and crude oil production volumes. Total natural gas production increased 388% to 12,856 Mmcf in 2007 compared to 2,637 Mmcf in 2006, while crude oil production increased 2,129% to 535 MBbls in 2007 from 24 MBbls in 2006. The increase was attributable to the acquisition of NEG and the success of our drilling program in the WTO. The impact of derivative contracts on natural gas realizations was $1.55 per Mcf which raised our price to $7.54 per Mcf from $5.99 per Mcf, and there was no impact on our crude oil realization of $67.57 per barrel.
Drilling and services revenue decreased 53% to $16.7 million for the three months ended September 30, 2007 compared to $35.7 million in the same period in 2006. The decline in revenues is primarily attributable to an increase in the number of rigs operating on our properties and an increase in our ownership interest in our natural gas and oil properties. The number of rigs we owned increased to 27.0 (average for the three months ended September 30, 2007) in 2007 compared to 22.3 (average for the three months ended September 30, 2006) in 2006, an increase of 21%, and the average daily revenue per rig, after considering the effect of the elimination of intercompany usage, was essentially unchanged at approximately $17,000 per day.
Midstream and marketing revenue decreased $10.3 million, or 35%, with revenues of $19.0 million in the three month period ended September 30, 2007 as compared to $29.3 million in the three month period ended September 30, 2006. The NEG acquisition significantly decreased our midstream gas services revenues as more gas was transported for our own account. Prior to the acquisition, transportation, treating and processing of gas for NEG was recorded as midstream gas services revenue.
Other revenue decreased to $4.8 million for the three months ended September 30, 2007 from $6.4 million for the same period in 2006. The decrease was primarily due to the effects of the sale of various non-energy related assets in the third quarter of 2006. Revenues related to these assets are included in the 2006 period prior to their sale in August 2006. Other revenue is generated primarily by our CO2 gathering and sales operations.
Operating Costs and Expenses. Total operating costs and expenses increased to $93.9 million for the three months ended September 30, 2007 compared to $81.1 million for the same period in 2006 due to increases in our production-related costs as well as an increase in corporate staff. These increases were partially offset by a decrease in costs attributable to our drilling and services and midstream and marketing operations as well as increased gains on derivative instruments.
Production expense includes the costs associated with our exploration and production activities, including lease operating expense and processing costs. Production expenses increased $20.7 million primarily due to a $20.0 million increase related to the addition of the NEG properties in 2007. The remainder of the increase was due to an increase in lease operating expense due to an increase in the number of wells we operate. Production taxes increased $3.4 million, or 319%, to $4.4 million primarily due to the addition of the NEG properties in 2007.
Drilling and services expenses and midstream and marketing expenses decreased 73% and 47% respectively, for the three months ended September 30, 2007 as compared to the same period in 2006 primarily because of the increase in the number and working interest ownership of the wells we drilled for our own account.
Depreciation, depletion and amortization (“DD&A”) for our natural gas and crude oil properties increased to $45.2 million for the three months ended September 30, 2007 from $6.1 million in the same period in 2006. Our DD&A per Mcfe increased $0.63 to $2.81 from $2.18 in the comparable period in 2006. The increase is primarily attributable to the NEG acquisition, which increased our depreciable properties by the purchase price plus future development costs and increased production. Our production increased 478% to 16.1 Bcfe from 2.8 Bcfe in 2006.
DD&A for our other assets consists primarily of depreciation of our drilling rigs and other equipment. The increase in DD&A for our drilling and oil field services equipment was due primarily to the increase in the number of rigs we own. We calculate depreciation of property and equipment using the straight-line method over the estimated useful lives of the assets, which range from three to 25 years. Our drilling rigs and related oil field services equipment are depreciated over an average seven-year useful life.
General and administrative expenses increased $8.7 million to $20.4 million for the three months ended September 30, 2007 from $11.7 million for the comparable period in 2006. The increase was principally attributable to a $10.2 million increase in corporate salaries and wages due to a significant increase in corporate and support staff. As of September 30, 2007, we had 2,205 employees as compared to 1,319 at September 30, 2006. The increase in salaries and wages was partially offset by a $1.0 million decrease in stock-based compensation expense. The three month period ended September 30, 2006 included compensation expense related to the acceleration of vesting of certain stock awards as part of a severance package approved by the Board of Directors for certain executive officers.
For the three month period ended September 30, 2007, we recorded a gain of $39.2 million ($19.3 million unrealized gain and $19.9 million realized gain) on our derivatives instruments compared to a $5.3 million gain ($8.6 million unrealized loss and $13.9 realized gain) for the comparable period in 2006. The unrealized gain recorded in the three month period ended September 30, 2007 was attributable to a decrease in average natural gas prices at September 30, 2007 as compared to the average natural gas prices at the various contract dates.
Other Income (Expense). Total other expense increased to $26.9 million in the three month period ended September 30, 2007 from $1.9 million in the three month period ended September 30, 2006. Interest income increased to $0.6 million for the three months ended September 30, 2007 from $0.1 million for the same period in 2006. This increase was due to interest income from the investment of excess cash after the repayment of debt. Interest expense increased to $28.5 million for the three months ended September 30, 2007 from $2.5 million for the same period in 2006. This increase was attributable to increased average debt balances.
During the three months ended September 30, 2007, we reported income from equity investments of $1.2 million as compared to $0.7 million in the comparable period in 2006. This increase was attributable to income from Larclay as eleven rigs were operational in 2007, compared to three rigs in 2006.
We reported an income tax expense of $11.9 million for the three months ended September 30, 2007, as compared to an expense of $1.8 million for the same period in 2006. For the three months ended September 30, 2007, 92% of the income tax expense was deferred; for the same period in 2006, none was deferred. The current period income tax expense represents an effective income tax rate of 36% as compared to 27% in the comparable period in 2006. The lower effective income tax rate in 2006 was attributable to favorable percentage depletion deductions during that period.
Nine Month 2007 Operational Results
Revenue.  Total revenue increased 75% to $461.8 million for the nine months ended September 30, 2007 from $263.2 million in the same period in 2006. This increase was due to a $273.1 million increase in natural gas and oil sales and was partially offset by lower revenues in our other segments.
Total natural gas and crude oil revenues increased $273.1 million to $319.6 million for the nine months ended September 30, 2007, compared to $46.4 million for the same period in 2006, primarily as a result of an increase in natural gas and crude oil production volumes. Total natural gas production increased 413% to 35,148 Mmcf in 2007 compared to 6,856 Mmcf in 2006, while crude oil production increased 1,959% to 1,441 MBbls in 2007 from 70 MBbls in 2006. The total combined 36,518 Mmcfe increase in production was primarily attributable to the NEG acquisition and the success of our 2007 drilling program in the WTO. The impact of derivative contracts on natural gas realizations was $0.55 per Mcf which raised our price to $7.11 per Mcf from $6.56 per Mcf and there was no impact on our crude oil realization of $61.67 per barrel.
Drilling and services revenue decreased 46% to $56.9 million for the nine months ended September 30, 2007, compared to $105.7 million in the same period in 2006. The decline in revenues is primarily attributable to an increase in the number of rigs operating on our properties and an increase in our ownership interest in our natural gas and oil properties as a result of the NEG acquisition. The number of rigs we owned increased to 26.0 (average for the nine months ended September 30, 2007) in 2007 compared to 21.0 (average for the nine months ended September 30, 2006) in 2006, an increase of 24%, and the average daily revenue per rig, after considering the effect of the elimination of intercompany usage, was essentially unchanged at $17,302 per day.
Midstream and marketing revenue decreased $20.1 million, or 22%, with revenues of $71.1 million in the nine month period ended September 30, 2007, as compared to $91.2 million in the nine month period ended September 30, 2006. The NEG acquisition significantly decreased our midstream gas services revenues as more gas was transported for our own account. Prior to the acquisition, transportation, treating and processing of gas for NEG was recorded as midstream gas services revenue.
Other revenue decreased to $14.2 million for the nine months ended September 30, 2007 from $19.8 million for the same period in 2006. The decrease was primarily due to the sale of various non-energy related assets during the third quarter of 2006. Revenues related to these assets are included in the 2006 period prior to their sale in August 2006. This decrease was slightly offset by an increase in revenues generated by the sale of CO2. Other revenue is generated primarily by our CO2 gathering and sales operations.
Operating Costs and Expenses.  Total operating costs and expenses increased to $323.4 million for the nine months ended September 30, 2007, compared to $233.4 million for the same period in 2006, primarily due to increases in our production-related costs as well as an increase in corporate staff. These increases were partially offset by decreases in costs attributable to our drilling and services and midstream and marketing operations as well as increased gains on derivative instruments.
Production expense includes the costs associated with our exploration and production activities, including lease operating expense and processing costs. Production expenses increased $56.1 million primarily due to a $53.6 million increase because of the addition of the NEG properties in 2007. The remainder of the increase was due to an increase in lease operating expense due to an increase in the number of wells we operate. Production taxes increased $9.7 million, or 378%, to $12.3 million primarily due to the addition of the NEG properties in 2007.
Drilling and services expenses and midstream and marketing expenses decreased 57% and 28% respectively, for the nine months ended September 30, 2007, as compared to the same period in 2006 primarily because of the increase in the number and working interest ownership of the wells we drilled for our own account.
DD&A for our natural gas and crude oil properties increased to $115.9 million for the nine months ended September 30, 2007, from $13.9 million in the same period in 2006. Our DD&A per Mcfe increased $0.73 to $2.65 from $1.92 in the comparable period in 2006. The increase is primarily attributable to the NEG acquisition, which increased our depreciable properties by the purchase price plus future development costs and increased production. Our production increased 502% to 43.8 Bcfe from 7.3 Bcfe in 2006.
DD&A for our other assets consists primarily of depreciation of our drilling rigs and other equipment. The increase in DD&A for our drilling and oil field services equipment was due primarily to the increase in the number of rigs we own. We calculate depreciation of property and equipment using the straight-line method over the estimated useful lives of the assets, which range from three to 25 years. Our drilling rigs and related oil field services equipment are depreciated over an average seven-year useful life.
General and administrative expenses increased $13.8 million to $45.8 million for the nine months ended September 30, 2007, from $32.0 million for the comparable period in 2006. The increase was principally attributable to a $21.7 million increase in corporate salaries and wages which was due to a significant increase in corporate and support staff. As of September 30, 2007, we had 2,205 employees as compared to 1,319 at September 30, 2006. The increase in salaries and wages was partially offset by a $3.2 million decrease in stock-based compensation expense. The nine month period ended September 30, 2006 included compensation expense related to the acceleration of vesting of certain stock awards as part of a severance package approved by the Board of Directors for certain executive officers.
For the nine month period ended September 30, 2007, we recorded a gain of $55.2 million ($36.1 million unrealized gain and $19.1 million realized gain) on our derivatives instruments compared to a $16.2 million gain ($2.0 million unrealized gain and $14.2 million realized gain) for the comparable period in 2006. The unrealized gain recorded in the nine month period ended September 30, 2007 was attributable to a decrease in average natural gas prices at September 30, 2007 as compared to the average natural gas prices at the various contract dates.

Other Income (Expense). Total other expense increased to $81.4 million in the nine month period ended September 30, 2007, from $3.9 million in the nine month period ended September 30, 2006. Interest income increased to $4.2 million for the nine months ended September 30, 2007, from $0.4 million for the same period in 2006. This increase was due to interest income from investment of excess cash after the repayment of debt. Interest expense increased to $88.6 million for the nine months ended September 30, 2007, from $4.1 million for the same period in 2006. This increase was attributable to increased average debt balances.
During the nine months ended September 30, 2007, we reported income from equity investments of $3.4 million as compared to $40,000 in the comparable period in 2006. Approximately $1.6 million of the increase was attributable to income from our operating interest in the Grey Ranch processing plant which has experienced increased profitability due to higher levels of utilization during the nine months ended September 30, 2007 as compared to the same period in 2006. Approximately $1.8 million of the increase was attributable to income from Larclay as all of Larclay’s rigs have now been delivered and all but one rig are operational.
We reported an income tax expense of $21.0 million for the nine months ended September 30, 2007, as compared to an expense of $6.9 million for the same period in 2006. For the nine months ended September 30, 2007, 95% of the income tax expense was deferred; for the same period in 2006, 38% was deferred. The current period income tax expense represents an effective income tax rate of 37% as compared to 27% in the comparable period in 2006. The lower effective income tax rate in 2006 was attributable to favorable percentage depletion deductions during that period.
Non-GAAP Reconciliations (Operating Cash Flow and Adjusted EBITDA)
Operating cash flow and Adjusted EBITDA are supplemental financial measures used by our management and by securities analysts, investors, lenders, rating agencies and others who follow our industry as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. The company also uses these measures because operating cash flow and Adjusted EBITDA relate to the timing of cash receipts and disbursements which the company may not control and may not relate to the period in which the operating activities occurred. Further, operating cash flow and Adjusted EBITDA may be used to compare our operating performance and return on capital with those of other companies without regard to financing methods and capital structure. These measures should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with generally accepted accounting principles. Our Adjusted EBITDA should not be considered as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Our Adjusted EBITDA excludes some, but not all, items that affect net income and operating income and these measures may vary among other companies. Therefore, our Adjusted EBITDA may not be comparable to similarly titled measures of other companies.
We define operating cash flow as net cash provided by operating activities before changes in operating assets and liabilities. We define EBITDA as our net income before income tax expense, interest expense, and depreciation, depletion and amortization. We define Adjusted EBITDA as our net income before income tax expense, interest expense, depreciation, depletion and amortization, interest income, and other non-cash items (including income from equity investments, minority interest, stock-based compensation, unrealized gain (loss) on derivative contracts, and provision for doubtful accounts).
The first table below reconciles operating cash flow with cash provided by operating activities from the company’s financial information. The second table presents a reconciliation of net income, the most directly comparable GAAP performance measure, to Adjusted EBITDA for each of the periods presented. The third table reconciles cash provided by operating activities to Adjusted EBITDA for the same periods.

Operating Cash Flow Calculation

	Three Months Ended		Nine Months Ended
	September 30, 2007		September 30, 2007
	2007	2006	2007	2006
	(in thousands)		(in thousands)
Cash provided by operating activities	$58,713	$37,098	$239,556	$67,500

Add (deduct):
Change in operating assets and liabilities	14,614	(7,886)	(53,133)	(1,862)

Operating cash flow	$73,327	$29,212	$186,423	$65,638

Adjusted EBITDA Calculation

	Three Months Ended		Nine Months Ended
	September 30, 2007		September 30, 2007
	2007	2006	2007	2006
	(in thousands)		(in thousands)
Net income	$20,920	$4,896	$35,991	$18,927

Adjusted for:
Income tax expense	11,920	1,781	21,002	6,931
Interest expense	28,522	2,506	88,630	4,090
Depreciation, depletion and amortization — other	14,282	8,298	36,545	22,106
Depreciation, depletion and amortization — natural gas and crude oil	45,177	6,064	115,876	13,932

EBITDA	120,821	23,545	298,044	65,986

Income from equity investments	(1,235)	(737)	(3,399)	(40)
Minority interest	164	182	321	281
Interest income	(575)	(51)	(4,201)	(448)
Stock-based compensation	2,704	3,672	4,962	8,156
Unrealized loss (gain) on derivative contracts	(19,279)	8,572	(36,052)	(2,007)
Provision for doubtful accounts	—	339	—	2,458

Adjusted EBITDA	$102,600	$35,522	$259,675	$74,386

Reconciliation of Cash Provided by Operating Activities to Adjusted EBITDA

	Three Months Ended		Nine Months Ended
	September 30, 2007		September 30, 2007
	2007	2006	2007	2006
	(in thousands)		(in thousands)
Cash provided by operating activities	$58,713	$37,098	$239,556	$67,500

Changes in operating assets and liabilities	14,614	(7,886)	(53,133)	(1,862)
Interest expense	28,522	2,506	88,630	4,090
Unrealized gain (loss) on derivative contracts	19,279	(8,572)	36,052	2,007
Other non-cash items	(18,528)	12,376	(51,430)	2,651

Adjusted EBITDA	$102,600	$35,522	$259,675	$74,386

Capital Expenditures
During the third quarter of 2007, the company had capital expenditures of $403 million. Over 81% of the expenditures were targeted to the exploration and production business with $250.7 million for drilling. Within drilling, $185.0 million was spent in the West Texas Overthrust, $57.4 million in non-WTO properties, and $8.3 million in our tertiary recovery projects. The drilling expenditures increased from $166.3 million in the second quarter of 2007 as the company continues to ramp up drilling, mainly in the WTO. Land and seismic expenditures for the quarter were $77.9 million. Drilling and oil field services expenditures were $20.9 million in the third quarter, a decline from $42.7 million in the second quarter. This decline was expected as the build out of the rig fleet has substantially been completed. Two of the five rigs that were being retrofitted have become operational subsequent to the quarter end.
Midstream expenditures for the third quarter of 2007 were $22.3 million, up from $13.6 million in the second quarter of 2007. The business continues to build pipeline infrastructure and add compression. We had other capital expenditures of $31.2 million during the third quarter, the bulk of which was for our new downtown headquarters building in Oklahoma City.

	Three Months Ended		Nine Months Ended
	September 30, 2007		September 30, 2007
	2007	2006	2007	2006
	(in thousands)		(in thousands)
Exploration & Production
WTO	$185,027	$29,509	$373,510	$72,091
Non-WTO (excluding Tertiary)	57,430	4,591	134,711	13,577
Tertiary	8,265	3,500	17,341	7,347

	250,722	37,600	525,562	93,015
Land & Seismic
WTO	53,302	—	135,834	99
Non-WTO (excluding Tertiary)	23,841	—	40,275	79
Tertiary	752	—	2,501	—

	77,895	—	178,610	178

Total Oil & Gas	328,617	37,600	704,172	93,193

Oil Service	20,883	17,400	104,796	66,511
Midstream	22,297	4,700	45,427	12,686
Other — General	31,219	7,031	40,765	8,841

Total SandRidge	$403,016	$66,731	$895,160	$181,231

Proved Reserves
Total proved reserves for SandRidge as of September 30, 2007 were 1.272 Tcfe. This was an 8% increase from June 30, 2007 proved reserves of 1.174 Tcfe, and a 27% increase from year-end 2006 proved reserves of 1.002 Tcfe. The third quarter 2007 proved reserves were internally estimated and have not been reviewed by third-party engineers. The strength in the third quarter additions came substantially from performance revisions and extensions and discoveries. Drilling finding costs were $2.27 per Mcfe for the third quarter and $1.77 per Mcfe for the first nine months of 2007. The all-in finding costs, which include drilling, acquisitions, land, and seismic costs, were $2.86 per Mcfe for the third quarter and $2.24 per Mcfe for the first nine months of 2007.

Finding Costs (Proved Reserves)

	Three Months Ended	Nine Months Ended
	September 30, 2007	September 30, 2007
	(in millions, unless otherwise noted)
Excluding Acquisitions
Reserve Additions (Bcfe)	110.5	296.6
Costs Incurred	$250.7	$525.5
Costs per Mcfe	$2.27	$1.77

Including Acquisitions
Total Reserve Additions (Bcfe)	115.0	315.0
Total Costs Incurred	$328.6	$704.1
Reserve Replacement Cost per Mcfe	$2.86	$2.24
Subsequent Events
Initial Public Offering. After the market closed on November 5, 2007, we priced our initial public offering of 28,700,000 million shares of common stock at $26 per share. On November 6, 2007, the underwriters exercised the option to purchase an additional 3,679,500 shares, and the entire transaction closed on November 9. We sold a total of 32,379,500 shares for gross proceeds of $841.8 million. After $44.0 million in underwriter fees and $2.5 million in other fees, the company received net proceeds of $795.3 million. Tom L. Ward, Chairman and CEO, purchased 4,170,000 shares; employees and board members also participated for a total purchase of approximately 403,400 shares. A portion of the proceeds was used to repay the bank revolver of $515.9 million and a $49.1 million note from an acquisition that closed in early October. After the transaction, the company had a cash position of $230.3 million.
Other Financing. On November 15, 2007, we closed on a $20 million mortgage for our new headquarters building and parking garage in downtown Oklahoma City. Not all of the properties we purchased are subject to the mortgage. The annual interest rate is 6.08%, with principal and interest payments of approximately $2.0 million per year and a final maturity of November 15, 2022.
Acquisitions. Three acquisitions have closed thus far during the fourth quarter 2007 for total consideration of $116 million. We purchased $74 million of properties in the WTO in October 2007, $25 million of which was paid in cash with funds that had been drawn at the end of the third quarter. The balance of the purchase price consisted of a $49.1 million note that was repaid with proceeds from the IPO. In late November, we made a $32 million property acquisition in the WTO and purchased a gas treatment plant and related gathering system in the WTO for approximately $10 million.

Derivative Contracts
We currently have natural gas price swaps and crude oil collars in place through year-end 2008 (see table below, which represents these positions as of November 30, 2007).

						Year
	Quarter Ending					Ending
	12/31/2007	3/31/2008	6/30/2008	9/30/2008	12/31/2008	12/31/2008
Natural Gas Swaps:
Volume (Bcf)	11.95	13.05	13.05	11.36	6.44	43.90
Swap	$8.20	$8.79	$7.65	$8.19	$8.72	$8.29

Crude Oil Collars:
Volume (Bcfe)	0.09	0.13	0.13	0.16	0.16	0.58
Collar: High	$84.50	$83.35	$83.35	$82.60	$82.60	$82.93
Collar: Low	$50.00	$50.00	$50.00	$50.00	$50.00	$50.00
Conference Call Information
The company will host a conference call to discuss these results on Tuesday, December 4, 2007 at 8:00am CT. The telephone number to access the conference call from within the U.S. is 800-706-7741 and from outside the U.S. is 617-614-3471. The passcode for the call is 25567000. An audio replay of the call will be available at 11:00 am CT on December 4, 2007 until 11:59 pm CT on December 18, 2007. The number to access the conference call replay from within the U.S. is 888-286-8010 and from outside the U.S. is 617-801-6888. The passcode for the replay is 32216186.
A live audio webcast of the conference call will also be available via SandRidge’s website, www.sandridgeenergy.com, under the Investor Relations/Calendar of Events section. The webcast will be archived for replay on the company’s website for 30 days.

SandRidge Energy, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Revenues:
Natural gas and crude oil	$113,106	$18,150	$319,556	$46,419
Drilling and services	16,684	35,742	56,928	105,713
Midstream and marketing	19,030	29,326	71,131	91,218
Other	4,828	6,432	14,160	19,827

Total revenues	153,648	89,650	461,775	263,177
Expenses:
Production	28,689	7,960	77,707	21,625
Production taxes	4,402	1,050	12,328	2,579
Drilling and services	6,809	24,985	30,935	72,670
Midstream and marketing	14,444	27,139	61,191	85,525
Depreciation, depletion and amortization – natural gas and crude oil	45,177	6,064	115,876	13,932
Depreciation, depletion and amortization – other	14,282	8,298	36,545	22,106
General and administrative	20,421	11,721	45,781	32,024
Gain on derivative contracts	(39,247)	(5,304)	(55,228)	(16,176)
Gain on sale of assets	(1,045)	(839)	(1,704)	(849)

Total expenses	93,932	81,074	323,431	233,436

Income from operations	59,716	8,576	138,344	29,741

Other income (expense):
Interest income	575	51	4,201	448
Interest expense	(28,522)	(2,506)	(88,630)	(4,090)
Minority interest	(164)	(182)	(321)	(281)
Income from equity investments	1,235	737	3,399	40

Total other income (expense)	(26,876)	(1,900)	(81,351)	(3,883)

Income before income tax expense	32,840	6,676	56,993	25,858
Income tax expense	11,920	1,781	21,002	6,931

Net income	20,920	4,895	35,991	18,927
Preferred stock dividends and accretion	9,313	—	30,573	—

Income available to common stockholders	$11,607	$4,895	$5,418	$18,927

Basic and diluted income per share available to common stockholders	$0.11	$0.07	$0.05	$0.26

Weighted average number of shares outstanding:

Basic	107,554	71,870	102,562	71,692

Diluted	109,049	72,806	103,778	72,633

SandRidge Energy, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	September 30,	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$32,013	$38,948
Accounts receivable, net:
Trade	71,957	89,774
Related parties	16,727	5,731
Derivative contracts	27,903	—
Inventories	4,249	2,544
Deferred income taxes	—	6,315
Other current assets	20,548	31,494

Total current assets	173,397	174,806
Oil and natural gas properties, using full cost method of accounting
Proved	2,388,534	1,636,832
Unproved	247,757	282,374
Less: accumulated depreciation and depletion	(174,552)	(60,752)

	2,461,739	1,858,454

Other property, plant and equipment, net	427,756	276,264
Derivative contracts	4,139	—
Goodwill	27,076	26,198
Investments	6,983	3,584
Restricted deposits	39,851	33,189
Other assets	29,515	15,889

Total assets	$3,170,456	$2,388,384

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$14,293	$26,201
Accounts payable and accrued expenses:
Trade	181,227	129,799
Related parties	3,182	1,834
Deferred income taxes	6,740	—
Derivative contracts	—	958

Total current liabilities	205,442	158,792

Long-term debt	1,437,211	1,040,630
Derivative contracts	—	3,052
Other long-term obligations	16,219	21,219
Asset retirement obligation	57,508	45,216
Deferred income taxes	32,992	24,922

Total liabilities	1,749,372	1,293,831

Commitments and contingencies (Note 12)
Minority interest	5,605	5,092
Redeemable convertible preferred stock, $0.001 par value, 2,650 shares authorized; 2,184 and 2,137 shares issued and outstanding at September 30, 2007 and December 31, 2006, respectively	450,356	439,643

Stockholders’ equity:
Preferred stock, no par; 50,000 shares authorized; no shares issued and outstanding in 2007 and 2006	—	—
Common stock, $0.001 par value, 400,000 shares authorized; 109,272 issued and 107,820 outstanding at September 30, 2007 and 93,048 issued and 91,604 outstanding at December 31, 2006	108	92
Additional paid-in capital	889,211	574,868
Treasury stock, at cost	(18,496)	(17,835)
Retained earnings	94,300	92,693

Total stockholders’ equity	965,123	649,818

Total liabilities and stockholders’ equity	$3,170,456	$2,388,384

SandRidge Energy, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Nine Months Ended
	September 30,
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$35,991	$18,927
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful accounts	—	2,458
Depreciation, depletion and amortization	152,421	36,038
Debt issuance cost amortization	14,903	—
Deferred income taxes	20,004	2,662
Unrealized gain on derivatives	(36,052)	(2,007)
Gain on sale of assets	(1,704)	(849)
Interest income — restricted deposits	(1,024)	—
Income from equity investments, net of distributions	(3,399)	(28)
Stock-based compensation	4,962	8,156
Minority interest	321	281
Changes in operating assets and liabilities	53,133	1,862

Net cash provided by operating activities	239,556	67,500

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures for property, plant and equipment	(895,160)	(181,231)
Acquisition of assets	(3,001)	(63,125)
Proceeds from sale of assets	6,458	19,742
Proceeds from sale of investment	—	2,373
Contributions on equity investments	—	(3,388)
Restricted deposits	(5,638)	—
Restricted cash	—	2,373

Net cash used in investing activities	(897,341)	(223,256)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings	1,262,769	295,215
Repayments of borrowings	(879,592)	(177,425)
Dividends paid — preferred	(24,366)	—
Minority interest contributions (distributions)	192	(390)
Proceeds from issuance of common stock	319,966	3,343
Purchase of treasury shares	(1,579)	—
Debt issuance costs	(26,540)	—

Net cash provided by financing activities	650,850	120,743

NET DECREASE IN CASH AND CASH EQUIVALENTS	(6,935)	(35,013)
CASH AND CASH EQUIVALENTS, beginning of year	38,948	45,731

CASH AND CASH EQUIVALENTS, end of period	$32,013	$10,718

Supplemental Disclosure of Noncash Investing and Financing Activities:
Insurance premiums financed	$1,496	$—
Accretion on redeemable convertible preferred stock	$1,062	$—
Common stock issued in connection with acquisitions	$—	$5,128
Redeemable convertible preferred stock dividends, net of dividends paid	$8,956	$—
Property, plant and equipment addition due to settlement	$4,500	$—

For further information, please contact:
Dirk M. Van Doren
Chief Financial Officer
SandRidge Energy, Inc.
1601 N.W. Expressway, Suite 1600
Oklahoma City, OK 73118
(405) 753-5520
This press release includes “forward-looking statements” within the meaning of various provisions of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. These statements express a belief, expectation or intention and are generally accompanied by words that convey the uncertainty of future events or outcomes. The forward-looking statements include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. We have based these forward-looking statements on our current expectations and assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. However, whether actual results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, including the volatility of natural gas and oil prices, our success in discovering, estimating, developing and replacing natural gas and oil reserves, the availability and terms of capital, the amount and timing of future development costs and other factors, many of which are beyond our control. We refer you to the discussion of risks in “Risks Related to the Natural Gas and Oil Industry and our Business” under “Risk Factors” in our Prospectus dated November 5, 2007 filed with the Securities and Exchange Commission on November 6, 2007. All of the forward-looking statements made in this press release are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated will be realized or, even if substantially realized, that they will have the expected consequences to or effects on our company or our business or operations. Such statements are not guarantees of future performance and actual results or developments may differ materially from those projected in the forward-looking statements. We undertake no obligation to update or revise any forward-looking statements.
SandRidge Energy, Inc. is an oil and natural gas company headquartered in Oklahoma City with its principal focus on exploration and production. SandRidge also owns and operates drilling rigs and a related oil field services business operating under the Lariat Services, Inc. brand name; gas gathering, marketing and processing facilities; and, through its subsidiary, PetroSource Energy Company, CO2 treating and transportation facilities and tertiary oil recovery operations. SandRidge focuses its exploration and production activities in West Texas, the Cotton Valley Trend in East Texas and the Gulf Coast. SandRidge also owns oil and gas properties in the Piceance Basin of Colorado, the Gulf of Mexico and the Anadarko and Arkoma Basins. The company’s Internet address is www.sandridgeenergy.com.